THIRD AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS THIRD AMENDMENT dated as of August 10, 2010, to the Distribution Agreement, dated as of April 26, 2006, as amended March 11, 2009 and August 10, 2010 (the "Agreement"), is entered into by and among TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the "Trust") and QUASAR DISTRIBUTORS, LLC (the “Distributor”)..

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to change the name of the Snow Capital Hedged Equity Fund to the Snow Capital Hedged Value Fund; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	QUASAR DISTRIBUTORS, LLC

By: /s/ Joseph Neuberger	By: /s/ James R. Schoenike

Printed Name: Joseph Neuberger	Printed Name: James R. Schoenike

Title: Chairman	Title: President

Amended Exhibit A to the Trust for Professional Managers Distribution Agreement

Fund Names

Name of Series
Snow Capital Opportunity Fund
Snow Capital All Cap Value Fund
Snow Capital Small Cap Value Fund
Snow Capital Focused Value Fund
Snow Capital Hedged Value Fund